Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Nexalin Technology, Inc. (the “Company”) on Form S-1 Pre-Effective Amendment No. 3, FILE No 333-279684 of our report dated March 27, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
Marlton, New Jersey
June 26, 2024